RETENTION AGREEMENT
This Retention Agreement (the “Agreement”), is made as of February 6, 2026 (the “Effective Date”) between Resources Connection, Inc. (the “Company”) and Jennifer Ryu (“Employee”).
RECITALS
WHEREAS Employee is currently serving as the Company's Chief Financial Officer and Employee desires to continue as an employee of the Company; and
WHEREAS, the Company wishes to provide Employee with a bonus opportunity which is payable if Employee satisfies the conditions specified below.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and Employee hereby agree as follows:
1.Definitions
Certain terms used in this Agreement will have the meanings as defined below:
a.“Agreement” means this Retention Agreement.
b.“Board” means the Company's Board of Directors.
c.“Cause” shall have the definition set forth in the Employment Agreement (as defined below).
d.“Change in Control Event” means the occurrence of an event described in Section 7.2 of the Company’s 2020 Performance Incentive Plan.
e.“Code” means the Internal Revenue Code of 1986 as amended.
f.“Employment Agreement” means the Employment Agreement between the Company, Resources Connection LLC and Employee dated October 21, 2022.
g.“Qualifying Termination” means that the Company has terminated Employee's employment without Cause and the Termination Date occurred during the Retention Period.
h.“Retention Payment” means $375,000.
i.“Retention Period” means the time period commencing on the Effective Date and extending through January 31, 2029.

j.“Termination Date” means the last date of Employee's employment with the Company.
2.Retention Payment
If Employee remains employed by the Company through the following Retention Date, then Employee shall be entitled to receive the Retention Payment Amount set forth below:

Retention Date	Retention Payment Amount
July 31, 2026	$125,000
January 31, 2028	$125,000
January 31, 2029	$125,000
The Retention Payment will be paid by the Company to Employee, less all applicable payroll deductions and tax withholding, within thirty days after the applicable Retention Date.
If Employee experiences a Qualifying Termination, subject to Employee satisfying the release of claims requirements set forth in Section 7(b) of the Employment Agreement, then Employee shall be entitled to receive the portion of the Retention Payment that was not previously paid to Employee. The unpaid portion of the Retention Payment will be paid by the Company to Employee, less all applicable payroll deductions and tax withholding, within thirty days following the date on which the release contemplated by Section 7(b) of the Employment Agreement becomes irrevocable in accordance with applicable law. Upon a termination of Employee's employment before the end of the Retention Period for any reason other than a Qualifying Termination (including due to death, disability or resignation by Employee for any reason), the Retention Payment shall be forfeited and shall not be earned by or paid to Employee.
If a Change in Control Event occurs during the Retention Period, Employee shall be entitled to receive the portion of the Retention Payment that was not previously paid to Employee. The unpaid portion of the Retention Payment will be paid by the Company to Employee, less all applicable payroll deductions and tax withholding, within thirty days following the effective date of the Change in Control Event.
Notwithstanding the foregoing, if Employee violates any covenant under this Agreement or the Employment Agreement, or if the Company or its affiliates are required to restate any of its financial statements, then the Company (or its affiliates) may seek to recover or require reimbursement of any incentive compensation paid to Employee pursuant to any recoupment of compensation policy that the Company maintains or pursuant to applicable law.

3.Taxes
a.Responsibility. Employee will be solely liable and responsible for the payment of Employee's taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequences.
b.Section 409A. This Agreement is intended to be exempt from or comply with the requirements of Code Section 409A. In the event this Agreement or any benefit paid to Employee is deemed to be subject to Code Section 409A, Employee consents to the Company adopting such conforming amendments as the Company deems necessary (but without an affirmative obligation), in good faith and in its reasonable discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to Employee will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Furthermore, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s Qualifying Termination, Employee shall not be entitled to any payment pursuant to Section 2 until the earlier of (i) the date which is six months after Employee’s Termination Date or (ii) the date of Employee’s death. The provision of this Section 3(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to Employee upon or in the six month period following Employee’s Termination Date that are not so paid by reason of this Section 3(b) shall be paid (without interest) as soon as practicable (and in all events within thirty days) after the date that is six months after Employee’s Termination Date (or, if earlier, as soon as practicable, and in all events within thirty days, after the date of Employee’s death).
c.Section 280G. Notwithstanding anything else contained in here to the contrary, if any payment under this Agreement would otherwise constitute a “parachute payment” as defined under Code Section 280G, Employee agrees that Section 11 of the Employment Agreement shall apply and the Retention Payment may be reduced as described in such Section 11.
4.Unfunded Obligations
All amounts payable under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company. Although bookkeeping accounts may be established with respect to Employee, any such accounts will be used merely as a bookkeeping convenience. In no event shall this Agreement be considered to be a benefit plan for the benefit of Employee and Employee specifically acknowledges that this Agreement provides no absolute rights to receive or obtain monetary compensation except upon strict performance of the provisions contained herein. The Company shall not be required to segregate any assets which may at any time be represented by payment amounts, nor shall this Agreement be construed as providing for such segregation, nor shall the Company or the Board be deemed to be a trustee of cash to be awarded under the Agreement.
5.Arbitration Agreement
Employee executed a Resources Global Professionals Dispute Resolution Agreement dated February 19, 2019 (the “Arbitration Agreement”). The Arbitration Agreement continues in full force and effect in accordance with its terms and is incorporated herein by reference. Any and all disputes, controversies or claims arising out of, relating to, or connected with this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be subject to the Arbitration Agreement.
6.Miscellaneous Provisions
a.Withholdings: All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation, in each case as determined by the Company.
b.Severability: No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by Employee and the Company in writing. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
c.Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of California without regard to its conflicts of law principles.
d.Entirety of Agreement: This Agreement constitutes the entire agreement between Employee and the Company as it relates to its subject matter and supersedes all prior agreements, promises, understandings, covenants, arrangements, communications, representations and warranties, whether oral or written, by any person, officer, employee or representative of any party hereto in respect of such subject matter. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of the Company (other than Employee). No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
e.Non-Alienation: The right to receive any payment under this Agreement may not be transferred, assigned or pledged.
f.Headings: The section and paragraph headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
g.Administration: This Agreement will be administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Agreement. The Compensation Committee may adopt such rules or guidelines, as it deems appropriate to administer the Agreement. The Compensation Committee's determinations under the Agreement shall be final, conclusive and binding on all persons. The Compensation Committee's decisions and determinations will be afforded the maximum deference provided by applicable law.
h.Notice: Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last address that a party has furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
i.Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered via facsimile or in PDF format shall be deemed originals for all purposes.
j.Interpretation: The Company and Employee each acknowledge that each party to this Agreement has been represented by counsel (or had the opportunity to consult with their own counsel) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
k.No Employment Rights: This Agreement is not an employment agreement and does not give the Employee the right to be retained by the Company. The Company reserves the right to terminate the Employee's service as an employee in accordance with the terms set forth in any employment agreement between Employee and the Company.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Retention Agreement as of the date first above written.

THE COMPANY:
By:    /s/ Roger Carlile
Name: Roger Carlile
Title: Chief Executive Officer

EMPLOYEE:
/s/ Jennifer Ryu
Jennifer Ryu